Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

This Certificate of Limited Partnership of Rose Rock Midstream, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”), by Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:

1.	The name of the Partnership is Rose Rock Midstream, L.P.

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered Agent	Address of Registered Office

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801

3.	The name and business address of the General Partner are as follows:

Rose Rock Midstream GP, LLC

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 5th day of August, 2011.

GENERAL PARTNER:

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Candice L. Cheeseman

Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary